Exhibit 99

MEMORANDUM

TO:	Directors and Executive Officers of PennFed Financial Services, Inc.

FROM:	Patrick D. McTernan, Senior Executive Vice President, General Counsel and Secretary

RE:	Important Notice of Special Trading Restrictions During 401(k) Plan Blackout Period

DATE:	June 1, 2005

        Please be advised that you will be subject to special restrictions on trading in PennFed common stock during the period scheduled to begin on Thursday, June 23, 2005 and scheduled to end during the week of July 11, 2005. During this period (the “Plan Blackout Period”), in order to facilitate a change in the recordkeepers for the Penn Federal Savings Bank 401(k) Plan and the PennFed Financial Services, Inc. Employee Stock Ownership Plan (which are being merged into a single plan with a single, new recordkeeper), the only activities that may be processed in 401(k) plan participant accounts are the receipt of regular contributions, payments on existing loans, investment direction changes for new contributions and direct rollovers from a previous employer’s qualified retirement plan. Participants in the 401(k) plan will be unable to make exchanges within their plan accounts from one fund to another, including the PennFed common stock fund, or receive distributions, including loans, from their plan accounts during the Plan Blackout Period.

        As a result of the restrictions that will be placed on 401(k) plan participants and the Company’s insider trading policy, you, your immediate family members sharing your household and any entities through which you indirectly beneficially own PennFed common stock may not purchase, sell or otherwise acquire or dispose of any shares of PennFed common stock during the Plan Blackout Period, as specified under SEC Regulation BTR adopted pursuant to Section 306 of the Sarbanes-Oxley Act. Although the trading restrictions on directors and executive officers mandated by Regulation BTR are subject to certain exceptions, these exceptions are largely irrelevant to you since the Company’s insider trading window is not scheduled to open during the Plan Blackout Period.

        The specific ending date of the Plan Blackout Period will be determined by Prudential Retirement, the new recordkeeper for the combined 401(k)/ESOP. During the week of July 11th, you can check whether the Plan Blackout Period has ended by calling Laura Beckmeyer, Senior Vice President – Human Resources, at 973-669-7366 ext. 248. You may also contact Ms. Beckmeyer with any other questions concerning the Plan Blackout Period or this notice by calling her at the above number or by writing to her at PennFed Financial Services, Inc., 622 Eagle Rock Avenue, West Orange, New Jersey 07052.